Exhibit 3.20(b)

THIRD AMENDMENT TO
HUNTINGTON CHASE LIMITED PARTNERSHIP AGREEMENT

This THIRD AMENDMENT TO HUNTINGTON CHASE LIMITED PARTNERSHIP AGREEMENT is made as of July 1, 2006, between KIMBALL HILL, INC. (“KHI”), an Illinois corporation, and KIMBALL HILL HOMES ILLINOIS, LLC (“KHH Illinois”), an Illinois limited liability company.

KHI, as General Partner, and Kimball Hill Development Company (“KHDC”), as Limited Partner, entered into the Huntington Chase Limited Partnership Agreement effective as of August 15, 2003.  Subsequently, KHI and KHDC entered into the certain First Amendment to Huntington Chase Limited Partnership Agreement effective as of March 19, 2004.  Thereafter, KHI assigned and transferred to KHH Illinois, and KHH Illinois assumed, all of KHI’s general partnership interests as provided in the certain Assignment and Assumption of General Partnership Interest effective as of June 1, 2005; and KHDC assigned and transferred to KHI, and KHI assumed, all of KHDC’s limited partnership interests as provided in the certain Assignment and Assumption of Limited Partnership Interest effective as of September 28, 2005.  Subsequently, KHI and KHH Illinois entered into the Second Amendment to Huntington Chase Limited Partnership Agreement effective December 13, 2005.

KHI (hereinafter called the “Limited Partner”) and KHH Illinois (hereinafter called the “General Partner”) wish to further amend the Huntington Chase Limited Partnership Agreement as provided hereinafter.

NOW, THEREFORE, the General Partner and the Limited Partner hereby amend Article VIII of the Huntington Chase Limited Partnership Agreement by deleting Article VIII in its entirety and replacing it with the following new Article VIII:

ARTICLE VIII
MANAGEMENT AND INDEMNIFICATION

Section 8.1                                   Authority of General Partner

The General Partner shall have sole authority to manage the business and affairs of the Partnership, which authority shall be delegated as provided in this Agreement.  Subject to the limitations in this Agreement, the General Partner shall have the authority to take any action it deems to be necessary or appropriate in connection with the business and affairs of the Partnership, including without limitation the power and authority to:

8.1.1                        acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible and to deal with, purchase, sell, mortgage, transfer, assign or otherwise dispose of any and all of the assets of the Partnership;

8.1.2                        construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

8.1.3                        sell, dispose, trade, or exchange Partnership assets in the ordinary course of the Partnership’s business;

8.1.4                        enter into agreements and contracts and to give receipts, releases, and discharges;

8.1.5                        purchase liability and other insurance to protect the Partnership’s properties and business;

8.1.6                        execute or modify leases with respect to any part or all of the assets of the Partnership;

8.1.7                        prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Partnership and in connection therewith to execute for and on behalf of the Partnership any extensions, renewals, or modifications of such mortgages, trust deeds or security agreements;

8.1.8                        execute any and all other instruments and documents which may be necessary or in the opinion of the General Partner desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Partnership;

8.1.9                        make any and all expenditures which the General Partner, in its sole discretion, or in the discretion of the parties to whom the General Partner has delegated the authority to act for the Partnership as provided for above, deems necessary or appropriate in connection with the management of the affairs of the Partnership and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Partnership;

8.1.10                  enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

8.1.11                  invest and reinvest Partnership reserves in short-term instruments or money market funds;

8.1.12                  take any and all other action which is permitted under law or which is customary or reasonably related to the operation, management or conducting of the business or affairs of the Partnership, subject to the limitations expressly stated in this Agreement; and the enumeration of powers in this Agreement shall not limit the general or implied powers of the General Partner or any additional powers provided by law;

8.1.13                  take any and all action required to guarantee the indebtedness of Kimball Hill, Inc and/or its subsidiaries; and

8.1.14                  delegate any or all of its authority and powers as manager of the Partnership to the Management Committee.

Section 8.2                                   Establishment of Management Committee

The General Partner hereby establishes a committee (the “Management Committee”) and delegates to the Management Committee the General Partner’s full power and authority to represent the Partnership, to act in the name of the Partnership and to manage the business of the Partnership, including without limitation the powers and authorities set forth in Section 8.1 of this Agreement.  Further, the General Partner hereby authorizes the Management Committee to delegate its powers and authorities to the officers or other managers of the Partnership.  In addition, the officers of the Partnership described in Section 8.5 shall have the powers and authorities set forth therein.  The officers of the Partnership shall conduct the business operations and activities of the Partnership in a manner consistent with the policies adopted from time to time by the Management Committee.

Section 8.3                                   Composition of Management Committee

The Management Committee shall consist of three persons (“Management Committee Members”), who shall be appointed from time to time by the General Partner.  The General Partner hereby appoints David K. Hill, Eugene K. Rowehl and Hal H. Barber as the Management Committee Members, effective as of the date of this Third Amendment.  Each Management Committee Member shall hold office until his successor shall have been appointed by the General Partner.  Management Committee Members need not be residents of the state in which the Partnership is organized.  Any vacancy occurring in the Management Committee shall be filled by the General Partner.  The Management Committee from time to time shall appoint officers of the Company to act for and on behalf of the Company.

Section 8.4                                   Meetings of Management Committee

The Management Committee shall meet at such times and places as a majority of the Management Committee Members may designate from time to time.  Notice of any meeting shall be given at least five days previous thereto by written notice mailed or telefaxed to each Management Committee Member at his business address, unless the giving of such notice is waived by such Management Committee Member.  The attendance of a Management Committee Member at any meeting shall constitute a waiver of notice of such meeting.  Neither the business to be transacted at, nor the purpose of, any meeting of the Management Committee need be specified in the notice or waiver of notice of such meeting.

Section 8.5                                   Quorum

A majority of the Management Committee shall constitute a quorum for transaction of business at any meeting of the Management Committee.  The act of the majority of the Management Committee Members present at a meeting at which a quorum is present shall be the act of the Management Committee.  Any action which may be taken at a meeting of the Management Committee may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by all the Management Committee Members.  Any written consent signed by all the Management Committee Members shall have the same effect as a unanimous vote, and may be stated as such in any document reflecting action taken by the Management Committee.

Section 8.6                                   Officers of the Partnership

The officers of the Partnership shall be a chairman and chief executive officer, one or more vice chairmen, a president, one or more vice-presidents, a chief financial officer, a treasurer, a secretary, one or more assistant treasurers and assistant secretaries, and such other officers as may be elected or appointed from time to time by the Management Committee.  Any two or more offices may be held by the same person.  Each officer shall hold office until his successor shall have been duly elected or until his death or until he shall resign or shall have been removed by the Management Committee.  Election of an officer shall not of itself create contract rights.  Each officer shall have the power and authority, in his sole discretion, to delegate any and all of his duties and responsibilities as an officer of the Partnership.

(a)                                  Chairman and Chief Executive Officer.  Subject to the direction and control of the Management Committee, the chairman and chief executive officer shall be the chief executive officer of the Partnership and shall have the following general duties and responsibilities:  be in charge of the business of the Partnership: see that the resolutions and directions of the Management Committee are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Management Committee; and, in general, discharge all duties incident to the office of chairman and such other duties as may be prescribed by the Management Committee from time to time.  The chairman shall preside at all meetings of the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, the chairman may execute for the Partnership any contracts, deeds, mortgages, bonds, or other instruments which the Management Committee has authorized to be executed.

(b)                                 Vice Chairmen.  The vice chairman (or vice chairmen) shall assist the chairman in the discharge of his duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, each vice chairman may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(c)                                  President.  The president shall assist the chairman in the discharge of the chairman’s duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  In the absence of the chairman or in the event of his inability or refusal to act, the president shall perform the duties of the chairman, and when so acting, shall have all the powers of the chairman.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, the president may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(d)                                 Vice Presidents.  Each of the vice-presidents shall assist the president in the discharge of the president’s duties as the president may direct and shall perform such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.  In the absence of the president or in the event of his inability or refusal to act, the vice-presidents in the order of seniority of tenure as vice-president shall perform the duties of the president, and when so acting, shall have all the powers of the president.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Partnership or a different mode of execution is expressly prescribed by the Management Committee, each of the vice-presidents may execute for the Partnership any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

(e)                                  Chief Financial Officer.  The chief financial officer shall be the principal financial and accounting officer of the Partnership.  He shall have charge of and be responsible for the maintenance of adequate books of account for the Partnership, have charge and custody of all funds and securities of the Partnership and be responsible for the receipt and disbursement thereof, and perform all the duties incident to the office of chief financial officer and such other duties as from time to time may be assigned to him by the chairman or the Management Committee.

(f)                                    Treasurer.  The treasurer shall be responsible for the Partnership’s cash management systems and procedures and the Partnership’s banking and finance relationships with lenders and investors, and shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chairman or the Management Committee.

(g)                                 Secretary.  The secretary shall record the minutes of Management Committee meetings or actions taken by unanimous consent of the Management Committee, be custodian of the Partnership’s records, sign with the chairman or the president or a vice-president or any other officer authorized by the Management Committee any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed, except when a different mode of execution is expressly prescribed by the Management Committee, and perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.

(h)                                 Assistant Treasurers.  The assistant treasurers shall perform such duties as shall be assigned to them by the chief financial officer, the treasurer, the chairman, the president or the Management Committee.

(i)                                     Assistant Secretaries.  The assistant secretaries shall perform such duties as shall be assigned to them by the secretary, the chairman, the president or the Management Committee.

Section 8.7                                   Indemnification

(a)                                  The Partnership shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership) by reason of the fact that he is or was a Partner, Management Committee Member, officer, employee or agent of the Partnership (collectively, an “Action”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any Action by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Partnership, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)                                 Any indemnification under Section 8.7(a) shall be limited by the provisions of applicable law shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the Partner, Management Committee Member, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein.  Such determination shall be made (i) by the Management Committee by a majority vote of a quorum consisting of Management Committee Members who are not parties to such Action, or (ii) if directed by the Management Committee, by independent legal counsel in a written opinion.  Notwithstanding the foregoing, to the extent that a Partner, Management Committee Member, officer, employee or agent of the Partnership has been successful on the merits or otherwise in defense of any Action, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(c)                                  Expenses (including attorneys’ fees) actually and reasonably incurred by a Partner, Management Committee Member, officer, employee or agent of the Partnership in connection with the defense or disposition of any Action may be paid from time to time by the Partnership in advance of the final disposition thereof upon receipt of (i) an affidavit by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.7(a), and (ii) an undertaking by such person to repay to the Partnership the amounts so paid if it is ultimately determined that he is not entitled to indemnification as authorized in Section 8.7(a), which undertaking may be accepted by the Partnership without reference to the financial ability of such person to make repayment.

(d)                                 If both the Partnership and any person to be indemnified are parties to an Action, legal counsel representing the Partnership therein may, at the request of such person, also represent such person (unless such dual representation would involve such legal counsel in a conflict of interest in violation of applicable law or principles of professional ethics), and the Partnership shall pay all fees and expenses of such legal counsel incurred during the period of dual representation other than those, if any, that would not have been incurred if legal counsel were representing only the Partnership.  Any allocation of fees and expenses between the Partnership and such person made by legal counsel shall be final and binding upon the Partnership and such person.

(e)                                  The indemnification and advancement of expenses provided in this Section 8.7 shall not be deemed exclusive of any other rights to which a Partner, Management Committee Member, officer, employee or agent of the Partnership may be entitled under any contract, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such position or office, and shall continue as to a person who has ceased to be a Partner, Management Committee Member, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(f)                                    The Partnership shall have power to purchase and maintain insurance on behalf of any person who is or was a Partner, Management Committee Member, officer, employee or agent of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Partnership would have the power to indemnify him against such liability under the provisions of this Section 8.7.

Section 8.8                                 General Partner Home Builder Expense Reimbursement

In addition to any other provision in this Agreement with respect to sharing of profits and reimbursement and payment of expenses, the General Partner shall receive a general contractor and nonsite-specific cost reimbursement fee (“General Partner Home Builder Expense Reimbursement”) from the Partnership payable at the closing of the sale of each dwelling unit on the Property in the amount of five percent (5%) of the total, gross sales price for such unit.  This and any other reference in this Agreement to the total, gross sales price for each unit shall in all cases mean the amount actually paid by the purchaser of such unit and does not include any upgrades or other similar items which are supplied to such purchaser at no additional cost to be paid by such purchaser.  The General Partner Home Builder Reimbursement shall constitute a Partnership expense for all purposes and not a profit or tier distribution to the General Partner.  The General Partner Home Builder Reimbursement may commence at any time during the term  of the Partnership.  If and while payments of First Tier Distributions or Second Tier Distributions as defined and provided for in Section 15.2 below are not current, then payments of the General Partner Home Builder Expense Reimbursement shall be deferred until such First and Second Tier Distributions are current.  Under all circumstances and for all purposes, the General Partner Home Builder Expense Reimbursement shall be subordinate to the First and Second Tier Distributions.

Section 8.9                                 Limited Partner’s Liability

The Limited Partner shall not take part in the management of the business or transact any business for the Partnership or have the power to sign for or to bind the Partnership to any agreement or document.  Except as and to the extent expressly set forth in this Agreement, the Limited Partner shall not be subject to assessment nor shall the Limited Partner be personally liable as a Limited Partner for any of the debts of the Partnership or for any of the losses thereof beyond the amount contributed by it as capital to the Partnership and its share of the undistributed profits of the Partnership, provided, however, that the Limited Partner shall be personally liable to the General Partner with respect to the capital contributions required of the Limited Partner pursuant to the terms of this Agreement.

Section 8.10                          Requests for Information and Meetings

(a)                                  Any Partner shall be entitled upon request, provided such request is made in good faith and for proper purpose, to (i) review and copy the books and records of the Partnership at reasonable times and at the location where the records are kept, (ii) obtain the list of the names and addresses of all the Partners, and (iii) have an accounting of all Partnership affairs and finances.

(b)                                 The General Partner shall have a designated employee available to meet monthly with a designated employee of the Limited Partner to discuss Partnership matters and to provide to the Limited Partner monthly financial statements and sales and construction status reports.

Section 8.11                          No Guaranty of Investment

The Limited Partner acknowledges that its capital contributions are being made without any guaranty or representation by the General Partner of any particular return on investment or of a return of its capital contribution and that such investment involves a high degree of risk which the Limited Partner is willing to assume.  All financial projections, proformas, profits summary results calculations and the like delivered by the General Partner to the Limited Partner are strictly for projection purposes and are not guarantees of results.

IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Limited Partnership Agreement of Huntington Chase Limited Partnership as of the date first above written.

GENERAL PARTNER:

KIMBALL HILL HOMES ILLINOIS, LLC,
an Illinois limited liability company

By:	/s/ Eugene K. Rowehl
Eugene K. Rowehl
Chief Financial Officer

LIMITED PARTNER:

KIMBALL HILL, INC.,
an Illinois corporation

By:	/s/ Hal H. Barber
Hal H. Barber
Senior Vice President